[NNN Apartment REIT, Inc. logo]

Contact: Jill Swartz

Triple Net Properties, LLC

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

SCOTT D. PETERS APPOINTED DIRECTOR OF NNN APARTMENT REIT, INC. AND MEMBER OF EXECUTIVE COMMITTEE

Santa Ana, California, April 18, 2007 – Scott D. Peters was appointed by the executive committee to serve as a director on NNN Apartment REIT, Inc.’s board of directors and as a member of the executive committee on April 12, 2007.

“Scott Peters is a tremendous addition to the NNN Apartment REIT board of directors,” said NNN Apartment REIT Chief Executive Officer and President Stanley J. Olander, Jr. “His extensive executive experience with real estate investment trusts further strengthens an already impressive team that directs NNN Apartment REIT.”

Currently, Peters serves as executive vice president of NNN Apartment REIT, Inc., and the executive vice president and chief financial officer of NNN Apartment REIT Advisor, LLC, the company’s advisor. Peters has also served as the chief executive officer, president and a director of NNN Realty Advisors, Inc., the sponsor of NNN Apartment REIT, Inc., since its formation in September 2006, and as the chief executive officer of Triple Net Properties, LLC, the managing member of the company’s advisor, since November 2006. Since April 2006, Peters has served as the chairman and chief executive officer of NNN Healthcare/Office REIT, Inc. and since December 2005, he has also served as the chief executive officer and president of G REIT, Inc. In addition, Peters previously served as senior vice president, chief financial officer and director of Golf Trust America, Inc., a publicly traded real estate investment trust.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Apartment REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of roughly 34 million square feet of real estate, including more than 7,300 apartment units, with a combined market value of approximately $4.6 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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